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                           United Cities Gas Company

                               IMPORTANT NOTICE!


October 25, 1996


Dear Shareholder,

     You may shortly be receiving proxy solicitation materials from Southern Union Company. Southern Union has launched a self-serving campaign to derail the proposed merger of United Cities Gas Company and Atmos Energy Corporation which will be voted on at the Special Meeting of Shareholders scheduled to be held on November 12, 1996. Your management believes that Southern Union's sole purpose in launching its campaign is to break up or weaken a transaction that it perceives as a threat to its own self-interest. Consider the following:

   o While Southern Union claims that it tried to discuss a possible transaction with United Cities -- a claim denied by United Cities in the context of ongoing litigation between the parties -- Southern Union has not proposed an alternative transaction for United Cities' shareholders. It has, in fact, affirmed in writing that it has no intention of acquiring 15% or more of the stock of United Cities.

   o The merger consideration represented a 52.2% premium to United Cities' shareholders at the time of announcement of the proposed Merger.

THE BOARD OF DIRECTORS OF UNITED CITIES URGES YOU TO VOTE FOR THE PROPOSED MERGER WITH ATMOS. YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY.


                             YOU SHOULD SEE THROUGH
                 SOUTHERN UNION'S EFFORTS TO DERAIL THE MERGER

     It appears to your management that Southern Union cannot realistically expect to defeat the Merger at the ballot box. Instead, Southern Union hopes to derail the Merger by causing a condition to the Merger not to occur, thereby depriving you of the substantial premium proposed to be paid for your shares, without offering you anything in return.

     It is a condition of Atmos's obligation to consummate the Merger that dissenters' rights not be sought with respect to 10% or more of the United Cities shares outstanding, and it is a condition to both parties' obligations to consummate the Merger that Atmos receive an opinion from its accountants that the Merger will be accounted for as a pooling of interests. If Southern Union could arrange for a block of slightly more than 1.3 million shares to seek dissenters' rights, those conditions to the Merger might not be satisfied and the parties would have the right, unless they agreed to waive those conditions, not to consummate the Merger.

     From Southern Union's perspective this is a "no-risk" strategy. If Southern Union were to succeed in inducing 10% of the stock to seek dissenters' rights and the parties elect not to close the Merger, Southern Union would have succeeded in preventing the formation of a formidable competitor and, not having presented any alternative, would leave United Cities shareholders to bear the consequences. If the parties decided to proceed with the Merger, notwithstanding the inability to account for it as a pooling of interests, the United Cities/Atmos merged entity (the "Merged Company") would have to bear the amortization of goodwill over a period of many years. To the extent the Merged Company finds itself competing with Southern Union in the future with respect to acquisitions in which the Merged Company wants to use its own shares as the acquisition currency, the value of such shares could be diminished, thus providing other bidders, including Southern Union, with an advantage. In addition, to the extent the Board of Directors of the Merged Company determines to tie the dividend rate to reported earnings, the recognition of goodwill could negatively impact the dividend payout.


              SOME THINGS YOU SHOULD KNOW ABOUT DISSENTERS' RIGHTS

     You should keep in mind that there are no guarantees with respect to the amount a United Cities shareholder would receive in an appraisal proceeding. The appraisal amount could be less, more or the same as the value of the shares in the Merged Company. The Illinois statute specifically contemplates that a shareholder exercising dissenters' rights will be entitled to fair value which excludes any appreciation or depreciation in anticipation of the Merger, unless the exclusion would be inequitable. In determining fair value, a court may take into account such factors as it deems relevant, including, without limitation, market value. No assurance can be given that dissenters would be entitled to the increase in price reflected in the price of United Cities stock upon announcement of the transaction with Atmos.

     In addition, subject to certain conditions, the receipt of cash upon the exercise of dissenters' rights could subject you to tax liability measured by the amount of cash received and your basis in the stock. This contrasts with the receipt of Merged Company stock on which it is contemplated that no tax liability will result since no gain or loss will be recognized.

     Southern Union claims in its preliminary proxy materials filed with the Securities and Exchange Commission (1) that shareholders may abandon their dissenters' rights and receive the

----------
1 The materials ultimately delivered to United Cities shareholders may be significantly different from those filed with the SEC on a preliminary basis.

Merger consideration until the earlier of (i) the date immediately prior to the date Atmos files its petition with the circuit court and (ii) the date Atmos pays the dissenting shareholder the difference between the shareholder's and Atmos's estimated fair value of the shares. In fact, the Illinois statute makes no provision for the withdrawal of a demand for dissenters' rights, and Atmos has advised United Cities that it has not determined what position it will take if a shareholder who has exercised dissenters' rights purports to withdraw such demand. No assurance can thus be given that such shareholder would necessarily have available to it the option of receiving the Merger consideration.

              SOUTHERN UNION'S "OWNERSHIP" OF UNITED CITIES SHARES

     Southern Union purports to own 6.5% of the United Cities shares. In fact, United Cities contends those shares were purchased in clear violation of Missouri law, which prohibits a Missouri utility from purchasing the shares of another Missouri utility without the prior approval of the Missouri Public Service Commission. Atmos and United Cities jointly filed a complaint (the "MPSC Complaint") on August 6, 1996 to force a divestiture of the shares held by Southern Union. It is your management's position that Southern Union, because it purchased the shares illegally, cannot vote such shares or validly assert dissenters' rights under Illinois law.


                  EXAMINE CAREFULLY SOUTHERN UNION'S ARGUMENTS

     Southern Union makes several assertions in its preliminary proxy materials filed with the SEC. It claims that the Board of Directors of United Cities did not act in the best interests of the shareholders because it did not seek competing proposals from third parties. While the United Cities Board did not seek competing proposals from Southern Union or any other party -- and does not believe it had any obligation to do so -- more than three months have passed since the announcement of the proposed Merger, and no one, including Southern Union, has come forward with any alternative proposal.

     In fact, there is nothing in the Reorganization Agreement that prohibits a competing bid from emerging. Upon the payment of a $15 million termination fee, insisted upon by Atmos as a condition of its willingness to proceed with the Merger because of the large premium payable to United Cities shareholders, United Cities is free to enter into an agreement for a competing transaction.


                YOUR MANAGEMENT RELINQUISHED RETIREMENT BENEFITS

     In its preliminary proxy materials, Southern Union also criticizes the employment arrangements entered into by members of United Cities management in connection with the Merger. What Southern Union fails to point out is that it was a condition to the Merger that the United Cities executives waive rights and benefits under the United Cities Supplemental Executive Retirement Plan with a value several times in excess of the amounts they will receive in consideration for such waivers. Those waivers have been obtained, and the willingness of the executives to give such waivers is a further indication of the belief that they have in the prospects of the combined entity.

     Southern Union now tries to second-guess your Board of Directors noting that the Exchange Ratio has no "collar" and that shareholders of United Cities will receive one share of Atmos stock regardless of changes in the market price of Atmos stock. Southern Union says United Cities should have negotiated for the right to terminate the Reorganization Agreement if the Atmos stock drops below certain levels. It was the judgment of United Cities that if it had insisted upon such a right, Atmos would have insisted upon a reciprocal right to terminate the Reorganization Agreement if the Atmos stock traded above certain levels. The cost of obtaining so-called "downside" protection would have been the surrender of potential upside. Shareholders of United Cities effectively retain price protection in any case by being able to vote down the Merger if they are unhappy with the performance of Atmos stock or by selling their shares of the United Cities.

     The United Cities Board firmly believes that the Merger is an excellent strategic transaction for the United Cities shareholders affording them a handsome premium and an opportunity to participate in a strong company with excellent prospects.

     Incredibly, Southern Union also criticizes United Cities Board of Directors for having obtained a fairness opinion from an investment banker with respect to the Merger, notwithstanding that the receipt of such an opinion is absolutely standard for a transaction of this magnitude, as are the limitations thereon. While Southern Union questions the strategy of the Board of Directors in developing the alternative embodied by the Merger, it should be kept in mind that Southern Union has its own agenda, consisting of a myriad of interests that are directly contrary to those of the shareholders of United Cities.

     The Board of Directors of United Cities urge you to keep in mind that the Merger affords shareholders the opportunity to realize significant value on their investment and also gives them the option of participating in opportunities for growth that United Cities believes the Merger makes possible and which are described in the Joint Proxy Statement/Prospectus.

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                              ===================
                              EXTREMELY IMPORTANT
                              ===================

Please vote FOR the proposed merger between United Cities Gas Company and Atmos Energy Corporation by SIGNING, DATING and MAILING the enclosed WHITE PROXY CARD today in the postage paid envelope provided. Only the latest dated proxy counts.


We urge you not to return any Proxy Cards sent to you by Southern Union Company. If you accidentally vote a later dated card sent to you by Southern Union, please sign and date a new WHITE PROXY CARD or call us for assistance. If your shares are held with a brokerage firm, your broker cannot vote your shares unless he receives your specific instructions.


If you have any questions about how to vote your shares, please call our proxy solicitor toll-free at:


                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                              Carlstadt, NJ 07072
                                 (888) 868-3347

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                                      -5-

     We would like to update you with respect to the following litigation and other developments.

     On September 10, 1996, Southern Union moved to dismiss the MPSC Complaint, contending that the Missouri statute that is the basis of the MPSC Complaint is not applicable to Southern Union's purchases of the stock of United Cities (the "United Cities Stock"). In the alternative, Southern Union moved to stay the MPSC Complaint pending resolution of its complaint filed on August 19 in the United States District Court for the Eastern District of Missouri (Southern Division) (the "Missouri Complaint") seeking a determination that the Missouri statue that is the basis of the MPSC Complaint is not applicable to Southern Union's purchases of stock of United Cities or otherwise is unconstitutional under the federal and Missouri constitutions. United Cities and Atmos have jointly opposed these motions.

     On September 19, 1996, United Cities moved to dismiss the action commenced by the Missouri Complaint (the "Missouri Action") on abstention grounds. On September 20, 1996, the MPSC, which had moved to intervene in the Missouri Action, moved to dismiss or stay that Complaint on abstention grounds. The motions to dismiss will be fully submitted to the Court as of October 25, 1996, and a hearing has been scheduled on the motions for October 29, 1996.

     On October 8, 1996, Southern Union made a written request of United Cities pursuant to the Illinois Business Corporation Act to examine and make extracts of, and obtain other materials with respect to, United Cities' record of shareholders. On October 11, 1996, United Cities filed a complaint in the Circuit Court of Cook County, Illinois, County Department, Chancery Division (the "Illinois Complaint"). The Illinois Complaint seeks declaratory judgments that, in view of the proceedings instituted by the MPSC Complaint with respect to whether Southern Union is a legal shareholder of United Cities, (i) United Cities is not obligated by the Illinois Business Corporation Act to disclose its record of shareholders to Southern Union unless the MPSC were to rule that Southern Union was not required to obtain the MPSC's prior approval of its acquisition of United Cities Stock and thus is a legal shareholder of United Cities; and (ii) United Cities is not subject to penalties under the Illinois Business Corporation Act for any refusal to disclose its record of shareholders to Southern Union prior to such time. Southern Union has filed a Notice of Removal removing the Illinois Complaint to the United States District Court for the Northern District of Illinois.

     On October 10, 1996, United Cities and Atmos jointly filed a motion for partial summary judgment on the MPSC Complaint on the ground that Southern Union purchased United Cities Stock without the prior approval of the MPSC, in violation of applicable Missouri law. The MPSC has scheduled argument on this motion, and on Southern Union's motion to dismiss the MPSC Complaint, for November 12, 1996.

     On October 15, 1996, Southern Union amended the Missouri Complaint (the "Amended Missouri Complaint"). In addition to the relief sought in the Missouri Complaint, the Amended Missouri Complaint seeks a preliminary and permanent injunction directing United Cities to disclose its record of shareholders to Southern Union and to recognize Southern Union as entitled to vote the shares of United Cities Stock it beneficially owns. Southern Union also filed a motion seeking such a preliminary injunction. A hearing has been scheduled on that motion for October 29, 1996, and United Cities intends to oppose the motion insofar as it relates to recognizing Southern Union as entitled to vote such shares.

     On October 18, 1996, Southern Union filed a complaint against Atmos based on Texas law in the District Court of Dallas, Texas (the "Texas Complaint"), alleging that Atmos knowingly participated in breaches of fiduciary duties by United Cities similar to those alleged in the Tennessee Complaint. The Texas Complaint seeks preliminary and permanent injunctive relief against Atmos to bar its taking any further action to consummate the proposed Merger, including, but not limited to, those provisions (i) restricting the conduct of United Cities' business pending the merger, (ii) limiting United Cities' ability to solicit or facilitate competing transactions or proposals, (iii) providing for termination of United Cities' Supplemental Executive Retirement Plan, which would result in the payment of certain benefits to certain executive officers of United Cities, and (iv) providing for payment of a $15,000,000 termination fee by United Cities to Atmos under certain circumstances. The Texas Complaint also seeks actual and exemplary damages.

     By letter dated October 15, 1996, Southern Union advised United Cities that it was filing notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Act") with the Federal Trade Commission and the Assistant Attorney General in charge of the Antitrust Division of the United States Department of Justice with respect to Southern Union's intent to acquire in excess of $15 million of voting securities of United Cities, as valued in accordance with the Act, but Southern Union stated that it had no intention, at that time, to acquire voting securities of United Cities in an amount equal to or in excess of 15% of such voting securities.

     On October 18, 1996, Southern Union made a written request pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as amended, for certain shareholder information, including a shareholder list. On October 25, 1996, United Cities advised Southern Union in writing that it had determined to make available the information proscribed by the Rule, without prejudice to its position that Southern Union's purchase and continued ownership of shares of United Cities Stock without the prior approval of the Missouri Public Service Commission is illegal and Southern Union is not entitled to the rights of a shareholder of United Cities.

     Pursuant to an engagement letter dated August 23, 1996, Goldman, Sachs & Co. ("Goldman Sachs") has been retained by United Cities to act as a financial advisor in connection with (i) any competing acquisition proposal that Southern Union or any other party may make, (ii) any material amendment or supplement to the Reorganization Agreement made in response to action taken by Southern Union or any other competing proposal or in anticipation thereof, (iii) any contested solicitation of proxies by Southern Union or any other party with respect to the transactions described in the Reorganization Agreement, any alternative transaction with Atmos or a competing proposal approved by or recommended to the United Cities shareholders by the United Cities Board of Directors. Goldman Sachs became entitled to a fee of $250,000 upon the signing of its engagement letter and an additional one-time fee of $500,000 upon the launch of the Southern Union proxy solicitation. In the event United Cities receives a competing proposal requiring in the judgment of United Cities significant review and analysis by a financial advisor, Goldman Sachs will be entitled to receive an additional one-time fee of $250,000. If at least 50% of the outstanding stock of United Cities is acquired by Atmos pursuant to an alternative transaction to that contemplated by the Reorganization Agreement, or by any other party pursuant to a competing proposal, Goldman Sachs will be entitled to an additional fee equal to 5% of the excess of the value of the alternative transaction or competing proposal over the value of the transactions presently provided for in the Reorganization Agreement.


                                      -7-